UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No. )

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Faraday Future Intelligent Electric Inc.

(Name of Registrant as Specified In Its Charter)

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On February 17, 2023, Faraday Future Intelligent Electric Inc. sent the following email to its employees:

Reminders to vote your shares!

Dear Futurists,

We at Faraday Future are asking all our staff to vote as soon as you could. You may have multiple accounts on different brokers so please make sure you vote all your shares, for example on E-trade, Continental, Sharework, Robinhood, Futu, Tiger, etc. Remember to encourage your family, friends who have our stock to vote “FOR” for all proposals.

While we have received a portion of the financing contemplated by the commitments that we received early last week, a successful vote is a condition precedent to receiving the remaining amounts of that financing. Timely receipt of the full amount is imperative to the planned start of production by the end of March.

Our FF 91 is waiting for your votes!

Feel free to contact Capital Markets team if you have any questions. Mark.sun@ff.com